Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces Oklahoma Development Agreement in Kingfisher County, Non-Core Canadian County Property Sale and Revolving Credit Facility Amendment

HOUSTON, October 20, 2016 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) announced that it has executed a definitive agreement with a large private global investment fund (“Investor”) to jointly develop up to 60 Gastar operated wells in the STACK Play in Kingfisher County, Oklahoma (“Development Agreement”).  The drilling program (“Drilling Program”) will target the Meramec and Osage formations within the Mississippi Lime on a contract area within three townships covering approximately 18,000 undeveloped net mineral acres under leases held by Gastar. Gastar will be the operator of all wells jointly developed under the Development Agreement.

Under the Development Agreement, the Investor will fund 90% of Gastar’s working interest portion of drilling and completion costs to initially earn 80% of Gastar’s working interest in each new well (in each case, proportionately reduced by other participating working interests in the well).  As a result, Gastar will pay 10% of its working interest portion of such costs for 20% of its original working interest in the well.

The proposed Drilling Program wells will be mutually developed in three tranches of 20 wells each.  The locations of the first 20 wells have been mutually agreed upon with 18 wells targeting the Meramec formation and two wells targeting the Osage formation.  The locations of the second tranche of 20 Drilling Program wells will be at the election of the Investor and the third tranche of 20 wells will require mutual consent.  With respect to each 20 well tranche, when the Investor has achieved an aggregate 15% internal rate of return (“IRR”) for its investment in the tranche, its interest will be reduced from 80% to 40% of Gastar’s original working interest and Gastar’s working interest increases from 20% to 60% of Gastar’s original working interest.  When a tranche IRR of 20% is achieved by the Investor, its working interest decreases to 10% and Gastar’s working interest increases to 90% of the working interest originally owned by it.  The parties to the Development Agreement can mutually agree to expand the Drilling Program’s contract area and formation focus.

Key highlights of the Development Agreement are:

•	Enhances Gastar’s ability to hold acreage by production, reducing future lease renewal costs;
•	Increased drilling activity allows for more rapid delineation of Gastar’s STACK acreage;
•

Investor earns only an interest in the well bores drilled under the Drilling Program, with Gastar retaining all operational control and right to keep offset formation locations at its full original working interest.

•	Gastar may book offsetting proved undeveloped locations at full original working interest; and
•	Gastar’s 10% carried working interest and projected future reversionary interests will increase production and cash flow while reducing capital requirements.

J. Russell Porter, Gastar's President and CEO, commented, “This Development Agreement greatly expands our ability to delineate and hold our acreage in the STACK Play without putting undue pressure on our balance sheet or requiring equity issuances in the current market. The structure of this Drilling Program, which allows us to revert to 90% of Gastar’s original interest after our partner receives a 20% return, reflects our confidence in the quality of our acreage.  We will also benefit from information garnered from the Drilling Program to develop future offset locations for our own interest.  We have already commenced drilling five of the initial 20 wells that will be included in the first tranche of the Drilling Program.  We also plan to continue to drill and complete wells apart from the Development Agreement on acreage outside of the contract area as we further explore and develop our Oklahoma acreage.”

Canadian County Property Sale

Gastar has entered into a purchase and sale agreement to sell certain non-core leasehold interests primarily in northeast Canadian County and also in southeast Kingfisher County, Oklahoma to a private third party for approximately $71.0 million (of which up to $10 million is contingent upon the satisfaction of certain conditions), subject to certain adjustments.  The transaction is expected to close on or before November 18, 2016, with a property sale effective date of August 1, 2016.

“The sale of these assets will allow us to focus on and accelerate our core STACK delineation program in northern Kingfisher and southern Garfield Counties, Oklahoma, while significantly enhancing our liquidity position,” said J. Russell Porter, Gastar’s President and CEO..  “Assuming completion of this transaction, our June 30, 2016 pro forma Mid-Continent area net acreage would be approximately 83,200 net surface acres, including acreage dedicated under our Development Agreement, with approximately 1,031 net STACK locations.”

“Upon closing of this sale, we expect to have ample liquidity to support our capital expenditure plans for the remainder of 2016 and 2017.  On a pro forma basis as of September 30, 2016, and after payment of 20% of the Canadian County net sales proceeds to reduce revolving credit facility debt, Gastar would have a cash position of approximately $102.4 million.”

The sales price includes allocated value for 19,100 net acres and current production of approximately 181 barrels of oil equivalent per day from 25 gross (11.2 net) wells, of which 32% is oil. The closing of the proposed property sale is subject to the satisfaction of customary closing conditions.

Revolving Credit Facility Amendment

Effective October 14, 2016, Gastar entered into an amendment to its revolving credit facility.  Key amendment terms include:

•	Borrowing base reaffirmed at $100.0 million (the current amount outstanding under the facility) with next redetermination scheduled for November 2016;
•	Revolver debt balance to be reduced by 20% of any future net sales proceeds from the sale of the Company’s South STACK acreage primarily located in Canadian County, Oklahoma;
•

Minimum interest coverage ratio reduced to 0.8 to 1.0 for fourth quarter 2016 and first quarter 2017, 1.0 to 1.0 for second quarter 2017 and 2.50 to 1.0 thereafter, each as determined using adjusted EBITDA for previous four quarters; and

•	Modifies provisions related to lien and asset dispositions to accommodate the Drilling Program.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks regarding closing the sale of Gastar’s non-core assets in Canadian County, Oklahoma and in Kingfisher County, Oklahoma  the risk of receipt of the settlement funds; and other risks described in Gastar's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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